SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 18, 2009
FORRESTER RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
400 Technology Square
Cambridge, Massachusetts 02139
(Address, of principal executive offices, including zip code)
(617) 613-6000
(Registrant’s Telephone number including area code)
N/A

(Former Name or Former Address, if Changes since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     The Board of Directors of the Company has appointed Scott Chouinard, age 40, to the position of Chief Accounting Officer, effective November 18, 2009. The position has no specific term of office. Prior to joining the Company, Mr. Chouinard was Controller at Epix Pharmaceuticals, Inc., a publicly traded biopharmaceutical company focused on developing novel therapeutics.
     Prior to Epix Pharmaceuticals, Mr. Chouinard held various senior financial positions with Fisher Scientific International, Inc, including Vice President, Finance from 2005-2006 and Chief Accounting Officer from 2004-2005.
     Mr. Chouinard will receive annual base compensation of $210,000. He will participate in the Company’s matrix bonus plan, and will be eligible for an annual target bonus of $60,000, prorated to November 18, 2009, with the actual amount of the bonus payable quarterly in arrears based on Company performance and achievement of individual, and if applicable, team goals. Mr. Chouinard’s bonus for the fourth quarter of 2009 will be paid at no lower than the prorated targeted level irrespective of achievement of performance metrics. Mr. Chouinard will also be granted a stock option for 10,000 shares of Forrester common stock under and subject to the terms of the Company’s 2006 Equity Incentive Plan (the “Plan”) on the first business day of the month following his start date, with an exercise price equal to the closing fair market value of Forrester common stock on the grant date. This stock option will vest in four equal annual installments, but will become fully vested upon a change of control unless there is an assumption, substitution or cash-out of such options in connection with the change of control as provided in and in accordance with the terms of the Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.
By	/s/ Michael A. Doyle
	Name:	Michael A. Doyle
	Title:	Chief Financial Officer and Treasurer

Date: November 18, 2009